Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER 2009 FINANCIAL RESULTS

New York, New York, July 29, 2009 - Genco Shipping & Trading Limited (NYSE:GNK) today reported its financial results for the three months ended June 30, 2009.

The following financial review discusses the results for the three months and six months ended June 30, 2009 and June 30, 2008.

Second Quarter 2009 and Year-to-Date Highlights

•	Recorded net income of $37.6 million, or $1.20 basic and diluted earnings per share for the second quarter;

•	Took delivery of the Genco Commodus and delivered the vessel to Morgan Stanley Capital Group Inc. for the commencement of a 23 to 25 month time charter at a rate of $36,000 per day;

•	Signed short-term time charter agreements for three Panamax vessels, one Supramax vessel and one Handymax vessel; and

•
Reached agreement to enter the five Handysize vessels chartered to Lauritzen Bulkers A/S in a spot pool under the management of Lauritzen Bulkers at the expiration of the current charters in August 2009.

Financial Review: 2009 Second Quarter

The Company recorded net income for the second quarter of 2009 of $37.6 million, or $1.20 basic and diluted earnings per share. Comparatively, for the three months ended June 30, 2008 net income was $60.9 million or $2.05 basic and $2.03 diluted earnings per share.

EBITDA was $73.9 million for the three months ended June 30, 2009 versus $88.8 million for the three months ended June 30, 2008.

Robert Gerald Buchanan, President, commented, “During the second quarter, Genco delivered strong results for shareholders by once again drawing upon its significant time charter coverage with high-quality charterers and benefiting from profit sharing agreements. Consistent with our portfolio approach, which provides a sizeable contracted revenue stream while maintaining the ability to take advantage of future rate increases, we locked away six vessels on time charters during the quarter. Currently, we have approximately 67% of our fleet’s available days secured on contracts for the remainder of 2009 and 44% in 2010. With a growing modern and versatile fleet, we remain well positioned to provide our world-class customers with dependable service and capitalize on the positive long-term demand for the global transportation of essential commodities.”

Genco Shipping & Trading Limited revenues decreased 10.4% to $93.7 million for the three months ended June 30, 2009 versus $104.6 million for the three months ended June 30, 2008 due to lower charter rates achieved for some of our vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased 21.2% to $32,245 per day for the three months ended June 30, 2009 compared to $40,945 for the three months ended June 30, 2008. The decrease in TCE rates resulted from lower charter rates achieved in the second quarter of 2009 versus the second quarter of 2008 for six of the Panamax vessels, five of the Supramax and Handymax vessels, and three of the Handysize vessels in our current fleet. Furthermore, lower TCE rates were achieved in the second quarter of 2009 versus the same period last year due to the comparatively low revenue from the profit sharing agreements on two of our Capesize vessels. This was slightly offset by higher revenues on two of our Handymax vessels.

Total operating expenses increased to $40.4 million for the three months ended June 30, 2009 from $33.8 million for the three month period ended June 30, 2008 due to higher vessel operating expenses, management fees and depreciation and amortization related to the operation of a larger fleet. Vessel operating expenses were $13.3 million for the second quarter of 2009 compared to $11.2 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, higher crewing and insurance expenses, as well as the operation of more Capesize vessels for the second quarter of 2009 versus the same period last year. We expect our vessel operating expenses, which generally represent variable costs, to further increase as a result of the expansion of our fleet and potentially higher crewing expenses in future years.

Depreciation and amortization expenses increased to $20.9 million for the second quarter of 2009 from $16.7 million for the second quarter of 2008 related to the growth of our fleet. General and administrative expenses decreased to $4.1 million from $4.4 million during the comparative periods due to a decrease in costs associated with employee non-cash compensation, and other administrative costs, offset by an increase in legal fees. Management fees were $0.9 million for the three months ended June 30, 2009 and $0.7 million for the three months ended June 30, 2008, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses, or DVOE, grew slightly to $4,556 per vessel per day during the second quarter of 2009 from $4,378 for the same quarter last year as a result of higher crew and insurance expenses as well as the operation of a greater number of Capesize vessels. Daily vessel operating expenses year to date have been below budget due to the timing of purchases of spare parts and lubricants as well as lower than anticipated crew costs. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our 2009 DVOE budget is $5,350 per vessel per day on a weighted average basis. As previously announced the increased budget reflects the anticipated increased cost for crewing, insurance and lube oil expenses, as well as the operation of a greater number of Capesize vessels.

John C. Wobensmith, Chief Financial Officer, commented, “Genco’s strong quarterly results demonstrate the notable success we have achieved executing our time charter strategy for our expanding fleet. As we continued to generate sizeable cash flows during a difficult market environment, management further strengthened the Company’s industry leadership with the delivery of the Genco Commodus, a Capesize newbuilding, which commenced a long-term time charter. We intend to utilize our strong liquidity position combined with our cash flow from operations to fund our remaining two Capesize newbuildings. In seeking to capitalize on additional opportunities to consolidate the industry, we will maintain our disciplined approach by adhering to a strict set of return criteria as we have done in the past.”

Financial Review: First Half 2009

Net income was $78.9 million or $2.52 basic and $2.51 diluted earnings per share for the six months ended June 30, 2009, compared to $134.9 million or $4.61 basic and $4.58 diluted earnings per share for the six months ended June 30, 2008. Included in net income for the six months ended June 30, 2008 is a $26.2 million gain from the sale of the Genco Trader, $2.6 million of income received from our investment in stock of Jinhui Shipping and Transportation Limited, and a loss from derivative instruments of $1.4 million. Revenues slightly decreased to $190.4 million for the six months ended June 30, 2009 compared to $196.2 million for the six months ended June 30, 2008. EBITDA was $150.0 million for the six months ended June 30, 2009 versus $189.9 for the six months ended June 30, 2008. TCE rates obtained by the Company decreased to $32,724 per day for the six months ended June 30, 2009 from $38,419 for the same period in 2008. Total operating expenses were $82.0 million for the six months ended June 30, 2009 compared to $40.1 for the six months ended June 30, 2008, and daily vessel operating expenses per vessel were $4,743 versus $4,328 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2009 and 2008, was $109.8 million and $131.6 million, respectively. The decrease was primarily due to the higher net income realized for the six months ended June 30, 2008 versus the same period this year. Decreases in adjustments to reconcile net income to operating cash flows include $9.5 million of amortization of value of the time charters acquired as part of the Metrostar and Evalend acquisitions, $2.5 million of prepaid and other current and non-current assets, $1.5 million in deferred voyage revenue and $2.5 million in deferred drydock costs. Net cash provided by operating activities for the six months ended June 30, 2008 was primarily a result of recorded net income of $134.9 million, adjusted for depreciation and amortization charges of $32.6 million and offset by a $26.2 million gain on the sale of the Genco Trader.

Net cash used in investing activities was $2.4 million for the six months ended June 30, 2009 as compared to $302.0 million for the six months ended June 30, 2008.  For the six months ended June 30, 2009, cash used in investing activities primarily related to deposits on vessels to be acquired of $1.4 million which represents capitalized interest expense for vessels to be delivered. For the six months ended June 30, 2008 the cash used in investing activities mostly related to the purchase of vessels in the amount of $247.1 million, deposits on vessels to be acquired of $80.6 million, and the purchase of investments of $10.3 million, offset by the proceeds from the sale of the Genco Trader in the amount of $43.1 million.

Net cash used in financing activities for the six months ended June 30, 2009 was $3.6 million as compared to $194.8 million of net cash provided by financing activities for the six months ended June 30, 2008.  For the six months ended June 30, 2009, net cash used in financing activities consisted of the payment of deferred financing costs of $3.6 million related to the amendment to the Company’s $1.4 billion revolving credit facility. For the six months ended June 30, 2008, net cash provided by financing activities consisted of the drawdown of $321.3 million related to the purchase of vessels and $195.7 million in net proceeds from our May 2008 follow-on offering. These inflows were offset by the repayment of $268.0 million under the 2007 credit facility and the payment of cash dividends of $53.8 million.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our current fleet consists of seven Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,565,500 dwt. After the expected delivery of two vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,906,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate that two of our vessels will be drydocked in the third quarter of 2009.  An additional three vessels will be drydocked in the remainder of 2009.

We estimate our drydocking costs for our fleet through 2010 to be:
	Q3 2009	Q4 2009	2010
Estimated Costs (1)	$1.4 million	$1.4 million	$1.7 million
Estimated Offhire Days (2)	40	40	60

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors. Two of our Capesize vessels drydocking in the fourth quarter of 2009 are anticipated to complete the required maintenance in only ten days.

The Genco Explorer, Marine and Vigour completed their drydockings during the second quarter of 2009 at an aggregate cost of approximately $2.1 million. The vessels were on planned offhire for 46 days in connection with their scheduled drydocking.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 93,701	$ 104,572	$ 190,351	$ 196,242

Operating expenses:
Voyage expenses	1,284	724	2,863	1,468
Vessel operating expenses	13,268	11,187	27,469	22,106
General and administrative expenses	4,101	4,431	7,994	8,842
Management fees	863	665	1,742	1,338
Depreciation and amortization	20,933	16,748	41,882	32,612
Gain on sale of vessel	-	-		(26,227)
Total operating expenses	40,449	33,755	81,950	40,139

Operating income	53,252	70,817	108,401	156,103

Other (expense) income:
Income from investment	-	2,590	-	2,590
Other expense	(301)	(1,315)	(283)	(1,380)
Interest income	42	422	65	975
Interest expense	(15,376)	(11,615)	(29,324)	(23,402)
Other (expense):	(15,635)	(9,918)	(29,542)	(21,217)

Net income	$ 37,617	$ 60,899	$ 78,859	$ 134,886

Earnings per share - basic	$ 1.20	$ 2.05	$ 2.52	$ 4.61

Earnings per share - diluted	$ 1.20	$ 2.03	$ 2.51	$ 4.58

Weighted average shares outstanding - basic	31,268,394	29,750,309	31,264,460	29,242,118

Weighted average shares outstanding - diluted	31,434,814	29,957,698	31,393,333	29,436,024

		June 30, 2009	December 31, 2008
BALANCE SHEET DATA:		(unaudited)
Cash & cash equivalents		$ 228,764	$ 124,956
Current assets, including cash		247,232	140,748
Total assets		2,084,260	1,990,006
Current liabilities		28,874	30,192
Total long-term debt		1,173,300	1,173,300
Shareholders' equity		818,224	696,478

		Six Months Ended
		June 30, 2009	June 30, 2008
		(unaudited)

Net cash provided by operating activities		$ 109,760	131,627
Net cash used in investing activities		(2,400)	(302,000)
Net cash (used in) provided by financing activities		(3,552)	194,841

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	32	29	32	29
Average number of vessels (1)	32.0	28.1	32.0	28.1
Total ownership days for fleet (2)	2,912	2,555	5,792	5,107
Total available days for fleet (3)	2,866	2,536	5,729	5,070
Total operating days for fleet (4)	2,845	2,518	5,661	5,033
Fleet utilization (5)	99.3%	99.3%	98.8%	99.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 32,245	40,945	$ 32,724	$ 38,419
Daily vessel operating expenses per vessel (7)	4,556	4,378	4,743	4,328

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income	$ 37,617	$ 60,899	$ 78,859	$ 134,886
+ Net interest expense	15,334	11,193	29,259	22,427
+ Depreciation and amortization	20,933	16,748	41,882	32,612
EBITDA(8)	73,884	88,840	150,000	189,925

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8) EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 33 drybulk vessels and after the expected delivery of two vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,906,000 dwt.

Our current fleet consists of seven Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize drybulk carriers with an aggregate carrying capacity of approximately 2,565,500 dwt. Our current fleet contains nine groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of July 29, 2009, the average age of our current fleet was 6.8 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete. The majority of the vessels in our current fleet are currently on long-term time charters with an average remaining life of approximately 12 months as of July 29, 2009.

The following table reflects the current employment of Genco's current fleet as well as the employment or other status of vessels expected to join Genco's fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250	-
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250	-
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(5)		-
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(5)		-
Genco Commodus	2009	Morgan Stanley Capital Group Inc.	June 2011	36,000		-
Genco Maximus	2009(6)	To Be Determined (“TBD”)	TBD	TBD		Q3 2009
Genco Claudius	2009(6)	TBD	TBD	TBD		Q4 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	August 2009	15,000 (7)		-
Genco Knight	1999	Swissmarine Services S.A.	September 2009	16,500(8)		-
Genco Leader	1999	Baumarine AS	November 2009	20,742(9)		-
Genco Vigour	1999	C Transport Panamax Ltd.	October 2009	20,000(10)		-
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250		-
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100		-
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800		-
Genco Thunder	2007	Baumarine AS	October 2009	20,079(11)		-

Supramax Vessels
Genco Predator	2005	Bulkhandling Handymax A/S	October 2009	Spot(12)

Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750	-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	September 2009	16,000(13)	-
Genco Cavalier	2007	Clipper Bulk Shipping NV	Aug / Nov 2009	12,000/ 16,750(14)	-
Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(15)	-
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000	-
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000	-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500	-
Genco Marine	1996	STX Pan Ocean Co. Ltd.	October 2009	13,750(16)	-
Genco Muse	2001	Global Maritime Investments Ltd.	Aug / Nov 2009	6,500/ 15,000(17)

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	Aug 09/Nov 09	19,500/Spot(18)	-
Genco Pioneer	1999	Lauritzen Bulkers A/S	Aug 09/Nov 09	19,500/Spot(18)	-
Genco Progress	1999	Lauritzen Bulkers A/S	Aug 09/Nov 09	19,500/Spot(18)	-
Genco Reliance	1999	Lauritzen Bulkers A/S	Aug 09/Aug 10	19,500/Spot(18)	-
Genco Sugar	1998	Lauritzen Bulkers A/S	Aug 09/Aug 10	19,500/Spot(18)	-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000	-

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, Genco Constantine, and Genco Hadrian under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year.  The Genco Constantine has the option to extend the charter for a period of eight months.
(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Net Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.
(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(5) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(6) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(7) We reached an agreement to extend the time charter for an additional 3 to 5.5 months at a rate of $15,000 per day. The extended time charter commenced following the expiration of the current time charter on May 22, 2009.
(8) We have entered into a short-term time charter for approximately 3 to 5.5 months at a rate of $16,500 per day, less a 5% third-party commission. The vessel entered into the time charter following the completion of its previous time charter with SK Shipping Ltd. on June 1, 2009.
(9) We reached an agreement to enter the vessel into the Baumarine Pool with an option to convert the balance period of the charter party to a fixed rate, but only after June 1, 2009. We exercised the option to convert the balance period of the charter party to a fixed rate on June 3, 2009 at a gross rate of $20,742 per day.
(10) We have reached an agreement to charter the vessel for 3.5 to 6 months at a rate of $20,000 per day less a 5% third-party commission which commenced on July 10, 2009.
(11) We have reached an agreement to enter the vessel into the Baumarine Pool with an option to convert the balance period of the charter party to a fixed rate, but only after March 1, 2009. We exercised the option to convert the balance period of the charter party to a fixed rate on June 1, 2009 at a gross rate of $20,079 per day.
(12) We entered the vessel into the Bulkhandling Handymax Pool with an option to convert the balance period of the charter party to a fixed rate, but only after January 1, 2009. In addition to a 1.25% third-party brokerage commission, the charter party calls for a management fee.
(13) We have reached an agreement to enter into a time charter the vessel for 3 to 5 months at a rate of $16,000 per day less a 5% third-party commission which commenced on June 24, 2009.
(14) We have reached an agreement to extend the time charter for approximately 3 to 5..5 months at a rate of $16,750 per day, less a 5% third-party commission. The new time charter will commence following the expiration of the existing time charter on or about August 24, 2009.
(15) We extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP.
(16) We have entered into a short-term time charter for approximately 3 to 5 months at a rate of $13,750 per day, less a 5% third-party commission. The vessel entered into the time charter following the completion of its previous time charter on July 6, 2009.
(17) We have reached an agreement to extend the time charter for approximately 3 to 4.5 months. The new time charter will commence following the expiration of the existing time charter on or about August 7, 2009.
(18) We have reached an agreement to enter these vessels into a spot pool managed by Lauritzen Bulkers beginning at the expiration of their current time charters in August 2009. Under the pool agreement, we can withdraw up to three vessels with three months’ notice until December 31, 2009 and the remaining two vessels with 12 months’ notice. After December 31, 2009, we can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

Credit Facility Amendment

On January 26, 2009, the Company announced that it had entered into an agreement with DnB NOR Bank ASA and Bank of Scotland PLC as the lead arrangers to amend its $1.4 billion credit facility. Under terms of the amended ten-year $1.4 billion facility, the collateral maintenance requirement is waived until such time that Genco is in a position to satisfy the requirement as well as continue to comply with all other covenants and certain other conditions previously announced. Genco continues to be able to borrow the undrawn portion of the loan during the waiver period. Amounts borrowed under the amended facility began to reduce on March 31, 2009 at $12.5 million per quarter and will bear interest at LIBOR plus 2.00%.

The Company also announced that, under the terms of the amended credit facility, its cash dividends and its share repurchases will be suspended, effective immediately.  Genco will be able to reinstate its cash dividends and share repurchases once the Company can represent that it is in a position to again satisfy the collateral maintenance covenant. The amendment to the credit facility places no further restrictions on uses of the Company’s cash.
About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 33 drybulk vessels consisting of seven Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,565,500 dwt. After the expected delivery of two vessels the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,906,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, July 30, 2009 at 8:30 a.m. Eastern Time, to discuss its 2009 second quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 395-3186 or (719) 457-2083 and enter passcode 9944035.  A replay of the conference call can also be accessed available through Thursday, August 13, 2009 at (888) 203-1112 or (719) 457-0820 and entering the passcode 9944035. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreements to acquire a total of two drybulk vessels; (xii) the results of the investigation into the incident involving the collision of the Genco Hunter, the possible cause of and liability for such incident, and the scope of insurance coverage available to Genco for such incident; (xiii) the Company’s ability to collect amounts due from and the outcome of its pending claim against Samsun Logix Corporation with respect to the terminated charter for the Genco Cavalier; (xiv) the Company’s ability to collect on any damage claim for the recent collision involving the Genco Cavalier; (xv) the completion of definitive documentation with respect to time charters; (xvi) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2008 and its reports on Form 10-Q and Form 8-K.